Exhibit 2.19
PELANGIO MINES INC.
ANNUAL

SHAREHOLDERS
MEETING

NOTICE
OF
ANNUAL
SHAREHOLDERS MEETING
AND
MANAGEMENT INFORMATION CIRCULAR
To Be Held:
June 26, 2008
10:00 A.M.
The Fairmont Royal York
Salon 3
19th Floor
100 Front Street West
Toronto, ON M5J 1E3

NOTICE OF ANNUAL AND GENERAL MEETING OF SHAREHOLDERS
OF
PELANGIO MINES INC.
TAKE NOTICE that an annual meeting (the “Meeting”) of the shareholders (“Shareholders”) of PELANGIO MINES INC. (the “Corporation”) will be held on June 26, 2008 at The Fairmont Royal York, Salon 3, 19th Floor, 100 Front Street West, Toronto, ON M5J 1E3, at 10:00 a.m. (local time) for the following purposes:
1.	to receive financial statements of the Corporation for the year ended December 31, 2007 together with the Auditors Report thereon;

2.	to elect directors for the ensuing year;

3.	to appoint auditors for the ensuing year;

4.	to authorize the Directors to fix the remuneration of the Auditors; and

5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.
Accompanying this Notice of Meeting are: (1) a management information circular, which provides additional information relating to the matters to be dealt with at the Meeting; (2) a form of proxy or voting instruction form; (3) a return envelope for use by shareholders to send in their proxy; and (4) a request card for use by shareholders who wish to receive our interim and annual financial statements and related management’s discussion and analysis (“MD&A”).
Shareholders of record at the close of business on May 22, 2008 will be entitled to receive notice of, and to vote at, the Meeting or any adjournment(s) thereof. However, a transferee of common shares (the “Common Shares”) of the Corporation after such record date may, not later than 10 days before the Meeting, establish a right to vote by providing evidence of ownership of Common Shares and demanding that the transferee’s name be placed on the voting list in place of the transferor.
If you are a registered Shareholder of Common Shares and are unable to attend the Meeting in person, please complete, sign, date and return the enclosed form of proxy. A proxy will not be valid unless it is deposited at the office of Computershare Investor Services Inc. (“Computershare”), Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, on or before 10:00 a.m. on June 25, 2008.
If you are a non-registered Shareholder of Common Shares and a non-objecting beneficial owner, and receive a voting instruction form from our transfer agent, Computershare, please complete and return the form in accordance with the instructions of Computershare. If you do not complete and return the form in accordance with such instructions, you may lose your right to vote at the meeting.
If you are a non-registered Shareholder of Common Shares and an objecting beneficial owner and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary. If you do not complete and return the materials in accordance with such instructions, you may lose your right to vote at the Meeting.

DATED at Toronto, Ontario, as of May 26, 2008
By Order of the Board
/s/ Ingrid Hibbard
Ingrid Hibbard
President and Chief Executive Officer
These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
By choosing to send these materials to you directly, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

MANAGEMENT INFORMATION CIRCULAR
FOR THE ANNUAL AND GENERAL MEETING OF SHAREHOLDERS
OF PELANGIO MINES INC.
TO BE HELD ON JUNE 26, 2008
GENERAL PROXY INFORMATION
Management Solicitation
THIS MANAGEMENT INFORMATION CIRCULAR (“INFORMATION CIRCULAR”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF PELANGIO MINES INC. (THE “CORPORATION”, “PELANGIO”, “US” “WE” AND “OUR”) FOR THE USE AT OUR ANNUAL MEETING (THE “MEETING”) OF OUR SHAREHOLDERS (THE “SHAREHOLDERS”) TO BE HELD ON JUNE 26, 2008 AT THE FAIRMONT ROYAL YORK, SALON 3, 19TH FLOOR, 100 FRONT STREET WEST, TORONTO ON M5J 1E3 AT 10:00 A.M. (LOCAL TIME) FOR THE PURPOSES SET FORTH IN THE NOTICE OF MEETING. The solicitation of proxies is made by or on behalf of Management of the Corporation. It is expected that the solicitation will be primarily by mail. Our directors, or officers, at nominal cost, may also solicit proxies personally or by telephone. The cost of this solicitation will be borne by us. Except as otherwise stated, the information contained herein is given as of May 26, 2008.
Appointment and Revocation of Proxies
The persons named in the accompanying form of proxy are nominees of the Corporation’s management. A SHAREHOLDER OF RECORD DESIRING TO APPOINT SOME OTHER PERSON (who need not be a shareholder) to represent the Shareholder at the Meeting may do so, either by:
(a)	STRIKING OUT THE PRINTED NAMES AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY; OR
(b)	BY COMPLETING ANOTHER PROPER FORM OF PROXY.
The completed proxy must be deposited at Computershare Investor Services Inc. (“Computershare”), Proxy Dept., 100 University Avenue 9th Floor, Toronto, Ontario, M5J 2Y1 or at the office of the Corporation, 440 Harrop Drive, 2nd Floor, Milton, Ontario, L9T 3H2, not less that 24 hours (excluding Saturdays, Sundays and holidays) before the Meeting or any adjournment of the Meeting.
A proxy given by a Shareholder of record for use at the Meeting may be revoked in any manner permitted by law. A Shareholder of record may revoke a proxy by depositing an instrument in writing executed by the Shareholder of record, or by the Shareholder’s attorney authorized in writing, or if the Shareholder of record is a corporation or association, under its corporate seal, or by an officer or attorney thereof duly authorized, at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chair of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. The registered office of the Corporation is Third Floor, 14505 Bannister Road SE, Calgary, Alberta, T2X 3J3.
Signature of Proxy
The enclosed instrument of proxy will not be valid unless executed by the Shareholder of record or his attorney authorized in writing, or if the Shareholder of record is a corporation or association, the proxy should be signed in its corporate name under its corporate seal or by an authorized officer whose title should be indicated. A proxy signed by a person acting as attorney or in some other representative capacity should reflect such person’s capacity following his signature and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has been previously filed with the Corporation).
Voting Proxies
All common shares (“Common Shares”) of the Corporation represented at the Meeting by properly executed proxies will be voted (including the voting on any ballot) or withheld from voting in accordance with your instruction as a Shareholder of record. If you, as a Shareholder of record, specify a choice on the enclosed form of proxy with respect to any matter to be acted upon, your shares will be voted for or against or withheld from voting in accordance with your instructions as specified in the proxy you deposit.
IN THE ABSENCE OF ANY INSTRUCTIONS ON THE PROXY, IT IS INTENDED THAT ANY PERSON DESIGNATED BY MANAGEMENT IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY THE PROXY:
1.	FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS;

2.	FOR THE APPOINTMENT OF MCGOVERN, HURLEY, CUNNINGHAM, LLP, CHARTERED ACCOUNTANTS AS AUDITORS OF THE CORPORATION; AND

3.	FOR AUTHORIZING THE DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS.
Exercise of Discretion by Proxies
The form of proxy affords the Shareholder an opportunity to specify that the Common Shares registered in the Shareholder’s name shall be voted for or withheld from voting in respect of the election of directors and the appointment of auditors and shall be voted for or against the authorization of the directors to fix the remuneration of the auditors. The form of proxy accompanying this Information Circular confers discretionary authority upon the named proxy holder with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters, which may properly come before the Meeting. As of the date of this Information Circular, the management of the Corporation knows of no such amendment or variation or other matters to come before the Meeting. However, if any other matters which are not now known to Management should properly come before the Meeting, then the Management designees intend to vote in accordance with the judgment of Management. In particular, in the event that any vacancies occur in the slate of nominees, it is intended that such discretionary authority shall be exercised to vote the Common Shares represented by such proxies for the election of such other person or persons as the directors nominated in accordance with the best judgment of management.
Voting of Shares
The board of directors (“Board” or “Board of Directors”) has fixed the record date of the Meeting at the close of business on May 22, 2008 (the “Record Date”). Shareholders of the Corporation of record as at that date are entitled to receive notice of the Meeting and to vote at the Meeting. However, persons who are transferees of any Common Shares acquired after the Record Date and who have produced properly endorsed certificates evidencing such shares or who otherwise have established ownership thereof and demand, not later than ten (10) days before the Meeting, that their names be included in the list of Shareholders, are entitled to vote at the Meeting.
The authorized capital of the Corporation consists of an unlimited number of Common Shares and preferred shares. As at May 26, 2008, 72,664,872 Common Shares and no preferred shares of the Corporation were issued and outstanding. Each such Common Share carries the right to one vote at the Meeting.

One or more voting persons present or deemed to be present and authorized to cast in the aggregate not less than five percent of the total votes attaching to all shares carrying the right to vote at the Meeting will constitute a quorum at the Meeting. Voting persons are Shareholders of record or duly authorized representatives of, or proxyholders of, such Shareholders, entitled to vote at the meeting.
Principal Holders of Voting Securities
To our knowledge, the only persons beneficially owning or exercising control or direction, directly or indirectly, over 10% or more of the voting rights attached to all issued and outstanding Common Shares as at May 26, 2008 are as follows:

Name	Number of Common Shares		Percentage of Common Shares
High River Gold Mines Ltd.	12,015,000	[1]	16.53%

1.	Based on the number of shares held by High River, as reported by High River on SEDI as of May 26, 2008.
Advice to Beneficial Holders of Common Shares
The information set forth in this section is of significant importance to many Shareholders of the Corporation, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as “Beneficial Shareholders” or “Non-Registered Holders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then, in almost all cases, those shares will not be registered in the Shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of the Shareholder’s broker or an agent or nominee of that broker. In Canada, the vast majority of shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting shares for the broker’s clients.
There are two kinds of Beneficial Holder or Non-Registered Holders — those who object to their name being made known to the issuers of securities which they own (called OBOs for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called NOBOs for Non-Objecting Beneficial Owners). Subject to the provision of National Instrument 54-101 — Communication with Beneficial Owners of Securities of Reporting Issuers (“NI 54-101”), issuers can request and obtain a list of their NOBOs from intermediaries via their transfer agents and use this NOBO list for distribution of proxy-related materials directly (not via Broadridge Investor Communications (“Broadridge”)) to NOBOs.
This year, we have decided to take advantage of those provisions of NI 54-101 that permit us to directly deliver proxy-related materials to our NOBOs who have not waived the right to receive them. As a result NOBOs can expect to receive a scannable Voting Instruction Form (“VIF”) together with the Notice of Meeting, this Information Circular and related documents from our transfer agent, Computershare. These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile. In addition, Computershare provides both telephone voting and internet voting as described on the VIF itself which contain complete instructions. In that regard, Computershare is required to follow the voting instructions properly received from NOBOs. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the Common Shares represented by the VIFs they receive. NOBOs should carefully follow the instructions of Computershare, including those regarding when and where to complete VIFs that are to be returned to Computershare. Should a NOBO wish to vote at the Meeting in person, the NOBO must request a form of legal proxy from Computershare that will grant the NOBO the right to attend the Meeting and vote in person.
NOBOs that wish to change their vote must contact Computershare to arrange to change their vote in sufficient time in advance of the Meeting.
In accordance with the requirements of NI 54-101, we have distributed copies of the Notice of Meeting, this Information Circular and related documents (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to OBOs. Intermediaries are required to forward the Meeting Materials to OBOs unless in the case of certain proxy-related materials the OBO has waived the right to receive them. Very often, Intermediaries will use service companies such as Broadridge to forward the Meeting Materials to OBOs. With those Meeting Materials, Intermediaries or their service companies should provide OBOs of Common Shares with a “request for voting instruction form” which, when properly completed and signed by such OBO and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. The purpose of this procedure is to permit OBOs of Common Shares to direct the voting of the Common Shares that they beneficially own. Should an OBO of Common Shares wish to vote at the Meeting in person, the OBO should follow the procedure in the request for voting instructions provided by or on behalf of the Intermediary and request a form of legal proxy which will grant the OBO the right to attend the Meeting and vote in person. OBOs should carefully follow the instructions of their Intermediary, including those regarding when and where the completed request for voting instructions is to be delivered.
Only registered Shareholders have the right to revoke a proxy. OBOs of Common Shares who wish to change their vote must in sufficient time in advance of the Meeting, arrange for their respective Intermediaries to change their vote and if necessary revoke their proxy in accordance with the revocation procedures set above.
MATTERS TO BE ACTED UPON AT THE MEETING
Receiving and Considering the Audited Financial Statements
The Corporation’s Audited Financial Statements for the fiscal year ended December 31, 2007, the report of the Auditors thereon and its Annual Information Form were filed on SEDAR on March 31, 2008.
Election of Directors
At the Meeting it is proposed that seven directors be elected to serve on our Board until the next annual general meeting or until their successors are elected or appointed in accordance with the Business Corporations Act (Alberta) and the By-laws of the Corporation. For the forthcoming year, the Board has resolved to fix the number of directors at seven directors.
Except as noted under “Voting of Proxies”, proxies received in favour of Management designees will be voted for the following proposed director nominees (or for substitute nominees in the event of contingencies not known at present).
No class of shareholders has the right to elect a specified number of directors or to cumulate their votes with respect to the election of directors.
The following table indicates the names of the nominees for directors, the date each such person first became a director (if applicable), the principal occupation of each such person and the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by each such person. All nominees (other than Ian Shaw) are currently directors of the Corporation. The information contained in this table, including the information as to the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Corporation by the respective nominees as at May 26, 2008.

The following table sets out the names the nominees for directors, the date each such person first became a director (if applicable), the principal occupation of each such person and the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by each such person. All nominees (other than Ian Shaw) are currently directors of the Corporation. The information contained in this table, including the information as to the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, is based upon information furnished to the Corporation by the respective nominees as at May 26, 2008.

		Common
		Shares
Name, Province		Beneficially
and Country of		Owned or
Residence		Over Which
and Date First		Control or
Became a	Principal Occupation	Direction
Director	During Past Five Years	Exercised(1)
Ingrid J. Hibbard	President and Chief Executive Officer of the Corporation since July 1997. President and Director of PL Internet, an unlisted, non-operational public Ontario corporation from May 2000 to May 7, 2004.	2,885,973
Ontario, Canada
July 27, 1997

Peter Crossgrove	Chairman and founder of Masonite International Corporation until June 2005, Director of Barrick Gold Corporation, Dundee REIT, Excellon Resources Inc., Quadra Logic Technologies Inc. and West Timmins Mining Inc.	50,000
Ontario, Canada
December 21, 2007

Carl J. Nurmi *	Chairman and President of Clarke Phillips Supply Co. Ltd., a private Ontario company involved in the distribution of safety supplies.	208,372
Ontario, Canada
July 27, 1997

David V. Mosher(2)	President and CEO (since 1992) and Director (since 1988) of High River Gold Mines Ltd., a public mining company listed on the TSX.	NIL
Ontario, Canada
October 22, 2003

Philip E. Olson *	Chairman, CEO and Director of Titan Uranium Inc. since April 2007. President, CEO and Director of Titan Uranium Inc. (formerly Ceduna Capital Corp.) from March 2005 to March 2007. Vice President Corporate Development, Claude Resources Inc., a public mining company whose shares trade on the TSX, from January 1997 to March 2005.	119,100
Saskatchewan, Canada
May 8, 2000

A. Gordon Slade*	Retired in 2006. Management consultant prior thereto since 1986.	235,334
Ontario, Canada May 8, 2000

Ian Shaw(3)	Managing Director of Shaw & Associates providing financial management services as a consultant, sometimes in the capacity as an officer or director, to a number of mineral resource companies. Current positions include Director of Metallica Resources Inc. and Capital Gold Corporation, Chief Financial Officer of Unor Resources Ltd., Olivut Resources Ltd. and Gunnison Minerals Inc.	168,000
Ontario, Canada
(standing for election)

*	Member of the Audit Committee and Compensation Committee
Notes:
(1)	See “Statement of Executive Compensation” for stock options granted to directors.

(2)	Mr. Mosher is an insider of High River, which is an insider and significant shareholder of the Corporation. See “General Proxy Information — Principal Holders of Voting Securities”.

(3)	Mr. Shaw has been Chief Financial Officer and Treasurer of the Corporation since September 1995, but will be replaced in that role by Mr. Paul Rokeby as of the date of the Meeting.
Each of the above nominees (other than Ian Shaw), was elected to his present term of office by a vote of Shareholders at a meeting the notice of which was accompanied by a management information circular.
Each Director elected will hold office from the date of the meeting at which he is elected until the next annual meeting, or until his successor is elected or appointed.

Information Regarding New Proposed Directors
Peter A. Crossgrove
Peter Crossgrove is a director of the Corporation. Prior to May 2005, Mr. Crossgrove was the Chairman of Masonite International Corporation, a door manufacturing company. Mr. Crossgrove is Chairman and Acting CEO of Excellon Resources Inc. He is also a director of Barrick Gold Corporation, QLT Inc., Dundee REIT and West Timmins Mining Inc. Mr. Crossgrove is Chairman of the Canadian Association of Provincial Cancer Agencies and a director of the Canadian Partnership Against Cancer. Mr. Crossgrove was formerly Vice Chairman and Acting CEO of Placer Dome and formerly owned and operated Pioneer Mining, a company that was engaged in contract mining for Inco, Falconbridge and Noranda. He holds an undergraduate degree from McGill University and Concordia University and a master’s degree in business administration from the University of Western Ontario and is a Sloan Fellow of the Doctoral Program at Harvard Business School. Mr. Crossgrove is a recipient of the Queen’s Jubilee Medal and a Member of the Order of Canada.
Mr. Crossgrove is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Barrick Gold Corporation	Director	1993	Present
QLT Inc.	Director	1990	Present
Dundee REIT	Director	2003	Present
West Timmins Mining	Director	2005	Present
Pelangio Mines Inc.	Director	2008	Present
Ian A. Shaw
Ian Shaw is a nominee for election to the Board. Mr. Shaw holds a Bachelor of Commerce degree from Trinity College at the University of Toronto and is a Chartered Accountant. He has over 33 years of experience in the mining industry. Mr. Shaw held financial positions with Sherritt Inc. (1975 — 1986) and Curragh Inc. (1986 — 1993). From October 1993 to the present he has provided financial management services as a consultant, sometimes in the capacity as an officer or director, to a number of mineral resource companies.
Mr. Shaw is, or was within the past five years, an officer and/or director of the following public companies:

Company	Positions Held	From	To
Metallica Resources Inc.	Director	January 1994	Present
Pelangio Mines Inc.	CFO	September 1995	Present
Weda Bay Minerals Inc.	Secretary	December 1999	November 2006
Geomaque Explorations Ltd.	CFO	December 2001	June 2003
Defiance Mining Corporation	CFO	June 2003	December 2003
Unor Inc. (formerly Hornby Bay Exploration Limited)	CFO	April 2004	October 2004
Unor Inc.	CFO	May 2005	Present
Mexgold Resources Inc.	Director	April 2002	July 2005
Gammon Lake Resources Inc.	Director	November 2004	July 2005
Capital Gold Corporation	Director	March 2006	Present
Olivut Resources Ltd.	CFO	January 2007	Present
Gunnison Minerals Inc.	CFO	March 2008	Present

Corporate Cease Trade Orders or Bankruptcies
None of the proposed directors of Pelangio or personal holding company of a proposed director is, or within the ten years prior to the date of this Information Circular has been:
(a)	a director, chief executive officer or chief financial officer of any issuer that was the subject of a cease trade or similar order or an order that denied the issuer access to any exemptions under securities legislation that was in effect for a period of more than 30 consecutive days that was issued while that person was acting in that capacity or was issued after ceasing to act in that capacity and resulted from an event that occurred while acting in that capacity; or

(b)	a director or executive officer of any issuer that, while that person was acting in that capacity or within a year of that person ceasing to act as that capacity become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.
Penalties or Sanctions
No proposed director of Pelangio or personal holding company of a proposed director has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or been subject to any other penalties or sanctions imposed by a court or regulatory body including a self-regulatory body that would be likely to be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.
Personal Bankruptcies
No proposed director of Pelangio or personal holding company of a proposed director has, during the ten years prior to the date of this Information Circular, been declared bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.
Appointment of Auditors and Authorization to Fix Remuneration
In accordance with the recommendations of the Audit Committee, the Board recommends that at the Meeting the Shareholders vote for the reappointment of McGovern, Hurley, Cunningham, LLP, Chartered Accountants as the Corporation’s auditor to hold office until the next annual general meeting of shareholders and that the Shareholders authorize the Board to fix the remuneration of the auditors, McGovern, Hurley, Cunningham, LLP Chartered Accountants.
McGovern, Hurley, Cunningham, LLP Chartered Accountants were first appointed as our auditors on May 7, 2004 and have since then served as our auditors.

CORPORATE GOVERNANCE
The following describes the Corporation’s corporate governance practices pursuant to the disclosure requirements of National Instrument 58-101 — Disclosure of Corporate Governance.
Board of Directors
Our Board is currently composed of six directors, five of whom are non-management directors. The independence status of each individual director is reviewed annually by our Board. In that regard, our Board considers a director to be independent if he has no direct or indirect material relationship with the Corporation, which in the view of the Board of Directors could reasonably be perceived to materially interfere with the exercise of the director’s independent judgment. In that regard, our Board has determined that four of the directors are independent as set out below:

Ingrid J. Hibbard	—	non-independent
Philip E. Olson	—	independent
A. Gordon Slade	—	independent
Carl J. Nurmi	—	independent
David V. Mosher	—	non-independent
Peter Crossgrove	—	independent
Ms. Hibbard is a member of management and therefore is not an independent director. Because David V. Mosher is an insider of High River, a significant shareholder and insider of the Corporation, Mr. Mosher is technically a non-independent director. Ian Shaw, if elected, will be a non-independent director as although he will be stepping down as Chief Financial Officer as of the date of the Meeting, he would be an individual who has been an executive officer of the Corporation in the past three years.
Certain of our directors or nominees for director serve as directors on boards of other reporting issuers in Canada or in a foreign jurisdiction as set out below:

Name of Director	Name of Reporting Issuer
Ingrid J. Hibbard	Detour Gold Corporation

Peter Crossgrove	Barrick Gold Corporation
Dundee REIT
Excellon Resources Inc.
Quadra Logic Technologies Inc.
West Timmins Mining Inc.

David Mosher	High River Gold Mines Ltd.
Equinox Minerals Limited
Pancontinental Uranium Corporation
OJSC Buryatzoloto

Philip Olson	Titan Uranium Inc.
Detour Gold Corporation

Gordon Slade	Callinan Mines Limited

Ian Shaw	Metallica Resources Inc.
Capital Gold Corporation
See “Directors” above for more information about each director including share ownership.
Mr. Carl Nurmi has been appointed the lead independent director following our last annual meeting of shareholders. Attached as Exhibit A hereto is the Policy and Mandate for the Lead Director of the Board of Directors.

The independent directors do not hold regularly scheduled meetings at which members of management are not in attendance. The Board uses its committee structure to facilitate functioning and operation of the Board independently of management.
The Board has established two committees of directors, being the Audit Committee and the Compensation Committee. Each committee is responsible for key corporate governance matters as discussed below. Our Board committees are composed solely of independent directors. Each Board committee operates independently of management.
The Board requires that directors provide disclosure to it of all boards and committees that they are members of, and all offices held at, other issuers. We also require conflicts of interest to be disclosed to our Board. In the event that conflicts of interest arise, a director who has such a conflict is generally required to abstain from voting for or against the approval of the matter. In addition, in considering transactions and agreements in respect of which a director has a material interest our Board will require that the interested person absent themselves from portions of Board or committee meeting so as to allow independent discussion of points in issue and the exercise of independent judgment.
The Pelangio Board believes that all directors should attend all meetings of the Pelangio Board and all meetings of each committee on which a director is a member. The following table summarizes the attendance of the Pelangio Board and committee members from January 1, 2007 to December 31, 2007:

	Board Meetings	Audit Committee	Compensation Committee
Name	Attended	Meetings Attended	Meetings Attended
Ingrid Hibbard	6 of 6	n/a	n/a
Peter Crossgrove(1)	1 of 1	n/a	n/a
David Mosher	4 of 6	n/a	n/a
Carl Nurmi	5 of 6	5 of 5	5 of 5
Philip Olson	6 of 6	5 of 5	5 of 5
Gordon Slade	6 of 6	4 of 5	5 of 5

1.	Appointed director on December 21, 2007.
Board Mandate
Our Board has adopted a written mandate in which it has explicitly assumed responsibility for our stewardship and responsibility for overseeing the management of our business. In that regard, our Board carries out its mandate directly or through its committees described below. The responsibilities of the Board include:
(a)	to the extent feasible, satisfying itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization;

(b)	adopting a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business;

(c)	identifying the principal risks to our business, and the implementation of appropriate system to manage those risks;

(d)	succession planning (including appointing, training and monitoring senior management);

(e)	approving the adoption of a communication policy for us;

(f)	reviewing and assessing our internal control and management information systems; and

(g)	developing our approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to us.
Position Descriptions
Our Board has developed written position descriptions for the lead Director and/or the lead director of Board committees and it is attached as Appendix A. The Board and the CEO have developed a written position description for the CEO, which is attached as Appendix B.
Orientation and Continuing Education
Our Board does not have a formal process for the orientation of new Board members regarding the role of the Board, its committees and its directors and the nature of operation of the business. New Board members are provided with written material to familiarize themselves with the Corporation and are provided the opportunity to meet with the President.

In addition, our Board also provides the opportunity for continuing education for our directors. Courses are either suggested by the interested Board member or a relevant course will be suggested by our President for the Board member to attend.
Ethical Business Conduct
The Board is reviewing development of a written code to encourage and promote a culture of ethical business conduct.
See “Board of Directors” above for a discussion of steps taken to allow for the exercise of independent judgment.
Nomination of Directors

The nomination of individuals to the Board is undertaken by the Board as a whole.

Nomination of directors has been conducted through discussion by the Board and upon advice of the President taking in consideration the skill set of the proposed nominee and the skill sets of the existing Board members.
The President provides a list of nominees suggested by either herself, shareholders or the board, because of their corporate banking, funding, financial accounting, technical or geological expertise, which expertise would strengthen the overall skill set of the Board so that the Board would have an appropriate mix of expertise and professional background.
Compensation
Compensation of the President, CEO, Chief Financial Officer (“CFO”) and any other officer and the directors is recommended to the Board by the Compensation Committee and passed by the Board. See “Board Committee — Compensation Committee”.
Compensation is determined by current competing business standards and based on performance. See “Statement of Executive Compensation — Report on Compensation”.
Assessment
Our Board, its committees and individual directors are annually assessed with respect to their effectiveness and contribution. The Compensation Committee annually reviews members, attendance, membership on committees of directors, and contributions of ideas.

Board Committees
As noted above, the Board has established two committees of directors, being the Compensation Committee and the Audit Committee. Each of the committees is composed of entirely independent members.
Compensation Committee
The Compensation Committee develops, reviews and monitors director and executive compensation and policies. The Compensation Committee has adopted a charter. The charter is attached as Appendix C to this Information Circular.
As noted above, the Compensation Committee is currently composed of Philip E. Olson, A. Gordon Slade and Carl J. Nurmi. All of the members of the Committee are independent. Philip E. Olson is the Chair of the Committee.
The Compensation Committee does not use outside consultants regarding compensation and policies.
Audit Committee
The Audit Committee is responsible for the oversight of financial reporting, internal controls and public disclosure documents. The Audit Committee also recommends the appointment of our external auditors, reviews the annual audit plan and auditor compensation, approve non-audit services provided by the external auditor, reviews hiring policies regarding former staff and auditors and evaluates our risk management procedures/systems.
The Audit Committee has adopted a charter that reflects these and other responsibilities. The charter as most recently approved by the Board is attached as Schedule A to our AIF.
The Audit Committee is currently composed of Philip E. Olson, A. Gordon Slade and Carl J. Nurmi. All members of the committee are independent and financially literate, and Carl Nurmi, a Chartered Accountant, is the Chair of the Committee:
See “Corporate Governance — Audit Committee” and Schedule A in our AIF for the year ended December 31, 2007, for particulars regarding the experience and education of the members of our Audit Committee, the Audit Committee’s pre-approval policies and procedures for non-audit services and the service fees paid to our Auditor as well as other related matters.

STATEMENT OF EXECUTIVE COMPENSATION
Summary Compensation Table
The following table, presented in accordance with National Instrument 51-102 — Continuous Disclosure Obligations, sets forth all annual and long-term compensation for services rendered in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007 in respect of CEO and CFO. The Corporation does not have any other executive officers whose total annual salary and bonus was in excess of $150,000 for the year ended 2007.

	Annual Compensation				Long Term Compensation
						Shares or
					Securities	Units
	Fiscal			Other	Under	Subject to
	Year			Annual	Options/SARS	Resale	All other
	Ended	Salary	Bonus	Compen-	Granted	Restrictions	Compensation
Name	Dec. 31	($)	($)	sation(1)	(#)	($)	($)
Ingrid J. Hibbard	2007	$165,000	$16,500	Nil	450,000	Nil	Nil
President and CEO	2006	$117,692	$25,000	Nil	Nil	Nil	Nil
	2005	$100,000	$10,000	Nil	Nil	Nil	Nil

Ian Shaw(2)	2007	$36,000	Nil	Nil	65,000	Nil	Nil
CFO and Treasurer	2006	$36,000	Nil	Nil	Nil	Nil	Nil
	2005	$30,000	Nil	Nil	Nil	Nil	Nil

Note:

(1)	The aggregate amount of perquisites and other personal benefits that is less than $50,000 and 10% of the total annual salary and bonus for any of the Named Executives is not reported.

(2)	Mr. Shaw will be stepping down as CFO and Treasurer as of the date of the Meeting. He will be replaced by Mr. Paul Rokeby.
Option Grants During the Financial Year Ended December 31, 2007
Option/SARs Grants During 2007 Financial Year

				Market Value of
	Common	% of Total		Common Shares
	Shares Under	Options/SARs		Underlying
	Options/SARs	Granted to	Exercise or	Options on the
	Granted	Employees in	Base Price	Date of Grant
Name	(#)(1)	financial year	($/Share)(2)	($/Share)(3)	Expiration Date
Ingrid J. Hibbard	200,000	28.2%	$1.24	$248,000	Mar. 29, 2012
President and CEO	250,000	22.2%	$2.70	$675,000	Dec. 21, 2012

Ian Shaw	50,000	7.0%	$1.24	$62,000	Mar. 29, 2012
CFO and Treasurer	15,000	1.3%	$2.70	$40,500	Dec. 21, 2012

Notes:

(1)	These Pelangio Options (as hereafter defined) vest in increments of 25%, with 25% of the Pelangio Options granted vesting on the date of grant and 25% at each six month interval thereafter. See “Incentive Stock Option Plan” for a description of the terms that apply to the Pelangio Options.

(2)	If Pelangio proceeds with the plan of arrangement pursuant to which Pelangio will transfer all of its assets other than 19 million common shares of Detour Gold Corporation and $500,000 cash to Pelangio Exploration Inc., the exercise price will be adjusted in accordance with the terms of the arrangement. For a discussion of the arrangement and the effect on outstanding Pelangio Options, see the Corporation’s management information circular dated March 19, 2008.

(3)	Based on the market value of the Common Shares as at the close of business on the last trading date price to the grant as required under the Pelangio Option Plan (as hereinafter defined).

Aggregated Option Exercises During The Year Ended December 31, 2007
The following table sets forth details of all exercises of stock option by the CEO and CFO during the year ended December 31, 2007 and the fiscal year-end value of unexercised Pelangio Options on an aggregated basis:

Value of
Unexercised
			Unexercised	In-the-Money
			Pelangio Options at	Pelangio Options at
	Securities	Aggregate	Fiscal Year-End (#)	Fiscal Year-End($)
	Acquired	Value
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable(1)
Ingrid J. Hibbard	Nil	Nil	952,500/	$2,141,700/
President and CEO			287,500	$151,750

Ian Shaw	50,000	$74,750 (2)	108,750/	$223,475/
CFO and Treasurer			36,250	$37,225

Notes:

1.	Based on a market value of $2.72 per share, being the closing trading price per Common Share on the TSX as of December 31, 2007.

2.	50,000 Pelangio Options were exercised at an exercise price of $0.195 per share and market price on exercise date, September 7, 2007, was $1.69 per share.
Incentive Stock Option Plan
We have an incentive stock option plan (the “Pelangio Option Plan”) which permits the granting of options (the “Pelangio Options”) in accordance with the terms of the Pelangio Option Plan to eligible participants. Effective from May 8, 2007, the maximum number of Common Shares that may be issued under the Pelangio Option Plan from and after May 8, 2007 is 6,500,000 Common Shares (representing approximately 8.95% of the issued and outstanding Common Shares as of May 26, 2008), which have been reserved for issuance under the Pelangio Option Plan (subject to adjustments as described below and to reloading as described below which would effectively increase the aggregate number of Common Shares that may be issued under the Pelangio Option Plan). As of May 26, 2008, 3,824,800 Pelangio Options to purchase 3,824,800 Common Shares or 4.6% of the issued and outstanding Common Shares have been granted to eligible participants, 479,800 Common Shares have been issued pursuant to the exercise of 479,800 Pelangio Options, 3,345,000 Pelangio Options remain outstanding and a total of 3,155,000 Pelangio Options remain available for grants under the Pelangio Option Plan. Pelangio Options which have expired, or terminated for any reason without having been exercised are available for subsequent grants under the Pelangio Option Plan. Pelangio Options that have been exercised are also available for subsequent grants under the Pelangio Option Plan.
Equity Compensation Plan Information as at December 31, 2007

Number of securities
remaining available
for future issuance
	Number of Securities		under equity
	to be issued	Weighted-average	compensation plans
	upon exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,456,300	$1.39	3,043,700

The Pelangio Option Plan provides that the Board may from time to time grant Pelangio Options to acquire Common Shares to any person who is an employee, officer or director of us or one of our subsidiaries or a consultant to us or to one of our subsidiaries. The Pelangio Options are non-assignable and non-transferable otherwise than by will or by laws governing the devolution of property in the event of death of the optionee or to personal holding companies and certain registered plan. Each Pelangio Option entitles the holder to one Common Share, subject to certain adjustments. The exercise price for Pelangio Options granted pursuant to the Pelangio Option Plan is determined by the Board on the date of the grant, which price may not be less than the market value. Market value is the closing board lot sale price of the Common Shares on the trading date immediately preceding the date of grant and if there is no board sale price, the last board lot sale price prior thereto. The term of the Pelangio Options granted is determined by the Board, which term may not exceed a maximum of 10 years from the date of the grant. Unless otherwise determined by the Board, Pelangio Options vest in four equal tranches, with 25% of the Pelangio Options granted vesting on the date of grant and 25% vesting at each six month interval thereafter. Pelangio Options vest immediately upon a change of control (as defined in the Pelangio Option Plan). Pursuant to the Pelangio Option Plan, additional terms and conditions may be imposed by the Pelangio Board on Pelangio Options. The Pelangio Option Plan does not contemplate that the Corporation will provide financial assistance to any optionee in connection with the exercise of the Pelangio Option.
The Pelangio Option Plan includes the following restrictions:
(a)	The number of Common Shares issuable to insiders, at any time, under the Pelangio Option Plan and any other security based compensation arrangement of the Corporation shall not exceed 10% of the issued and outstanding Common Shares;

(b)	The number of Common Shares issued to insiders, within any one year period, under the Pelangio Option Plan and any other security compensation arrangement of the Corporation shall not exceed 10% of the issued and outstanding Common Shares; and

(c)	the total number of Common Shares that may be reserved for issuance to any one person pursuant to Pelangio Options granted under the Pelangio Option Plan in any one year shall not exceed 5% of the outstanding Common Shares on the date of grant.
Unless otherwise determined by the Pelangio Board, if the holder of the Pelangio Option ceases to be an eligible holder under the Pelangio Option Plan as a result of:
(a)	disability or retirement on or after the normal retirement age prescribed by the Corporation’s applicable retirement plan or policy or due to early retirement as may be approved by the Pelangio Board, the holder has up to 90 days to exercise any vested Pelangio Options;

(b)	termination of employment, engagement or directorship within the six months following a change of control, the holder has 180 days from the date of such termination to exercise any vested Pelangio Options;

(c)	death, the holder’s estate has 365 days to exercise any vested Pelangio Options; and

(d)	any reason other than death, disability, retirement, change of control or cause, the holder has 90 days to exercise vested Pelangio Options;
provided that no Pelangio Option may be exercised following the expiration of the applicable exercise period.
If a holder’s employment, engagement or directorship is terminated for cause, all Pelangio Options of that holder shall lapse and become null and void immediately upon termination.

In the event that Pelangio:
•	subdivides, consolidates, or reclassifies its outstanding Common Shares, or makes another capital adjustment or pay a stock dividend, the number of Common Shares receivable under the Pelangio Option Plan will be increased or reduced proportionately;

•	amalgamates, consolidates with or merges with or into another body corporate, holders of Pelangio Options under the Pelangio Option Plan will, upon exercise thereafter of such Pelangio Option, receive in lieu of Common Shares, such other securities, property or cash which the holder would have received upon such amalgamation, consolidation or merger if the Pelangio Option was exercised immediately prior to the effective date of such amalgamation, consolidation or merger; and

•	makes any other change affecting the Common Shares, the Pelangio Board may make any adjustment it deems necessary or equitable by the Pelangio Board to reflect the event;
The Pelangio Option Plan also provides that if:
•	the exchange or replacement of our shares with those in another company is imminent because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the Pelangio Board may, in a fair and equitable manner, determine the manner in which all unexercised Pelangio Options shall be treated including, requiring the acceleration of the time for the exercise of the Pelangio Options by the holder and of the time for the fulfillment of any conditions or restrictions on such exercise; and

•	an offer to purchase all of the Common Shares is made by a third party, the Pelangio Board may require the acceleration of the time for the exercise of the Pelangio Option and the time for the fulfillment of any conditions or restrictions on such exercise.
The Pelangio Board may, subject where required to the terms and conditions in the Pelangio Option Plan and the requirements of the securities regulators and the TSX, from time to time amend, suspend or terminate the Pelangio Option Plan in whole or in part. Pursuant to the Pelangio Option Plan, the Pelangio Board is specifically authorized to amend or revise the terms of the Pelangio Option Plan without obtaining Shareholder approval in the following circumstances:
(a)	to change the vesting provisions;

(b)	to change the termination provisions of the Pelangio Option or Pelangio Option Plan which does not extend beyond the original expiry date;

(c)	to add cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares; and

(d)	other amendments of a housekeeping nature, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein and updating provisions herein to reflect changes in the governing laws, including tax laws and the TSX requirements.
Pursuant to the TSX requirements, shareholder approval is required for all amendments not specifically identified above, including in particular those that involve:
(a)	amendments to the number of securities issuable under the arrangement, including an increase to a fixed maximum, increase to a fixed maximum percentage or a change from a fixed maximum number to a fixed maximum percentage (an increase does not include reloading after exercise provided that the fixed maximum is not increased);

(b)	the addition of any form of financial assistance;

(c)	any amendment to the financial assistance provision which is more favourable to participants; and

(d)	in circumstances where the amendment could lead to a significant or unreasonable dilution in the issuer’s outstanding securities or may provide additional benefits to eligible participants, especially insiders at the expense of the issuer and its existing securityholders.
The exercise price of any outstanding Pelangio Option may not be reduced unless Shareholder approval is obtained. The Pelangio Option Plan and the TSX also requires that disinterested shareholder approval be obtained in accordance with regulatory requirements if the exercise price of any outstanding option granted to an insider is reduced or the exercise period extended to the benefit of insiders.
In addition, the Pelangio Option Plan and any outstanding Pelangio Options thereunder may be amended or terminated by the Board if the amendment or termination is required by any securities regulators, a stock exchange or a market as a condition of approval of a distribution to the public of Common Shares, or to obtain or maintain a listing or quotation of our Common Shares.
The Pelangio Board may also amend or terminate any outstanding Options, including, but not limited to, substituting another award of the same or of a different type or changing the date of exercise; provided, however that, the holder of the Pelangio Option must consent to such action if it would materially and adversely affect the holder.
The TSX also requires disinterested shareholder approval to be obtained where the exercise price or purchase price of outstanding Pelangio Options is reduced or the original term of the Pelangio Option is extended to the benefit of insiders (as defined by the TSX).
The Pelangio Option Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by Shareholders at a meeting of Shareholders and if the Pelangio Option Plan is not reconfirmed by the Shareholders as required by this provision, no further grants of Pelangio Options may be made under the Pelangio Option Plan.
A copy may also be obtained by any Shareholder by request to our Corporate Secretary at 905-875-3828.
Composition of the Compensation Committee
During the year ended December 31, 2007, the following individuals served as members of our Compensation Committee: Carl Nurmi, Philip Olson, and Gordon Slade, who were all directors of the Corporation during the time they served. None of the members of our Compensation Committee are officers or employees or were former officers or employees of the Corporation or any of our subsidiaries, had or has any relationship that requires disclosure hereunder in respect of indebtedness owed to the Corporation or any interest in material transactions involving the Corporation. In addition, none of our executive officers have served on the compensation committee (or in the absence of such committee the entire Board of Directors) of another issuer whose executive officer is a member of our Compensation Committee or the Pelangio Board. See “Corporate Governance — Board Committees — Compensation Committee”.

Report on Executive Compensation
The Compensation Committee is responsible for, among other things, the periodic review of the Corporation’s short-term and long-term policies for attracting, retaining, developing and motivating executive officers of the Corporation. The Committee meets periodically to review compensation policies relating to the Corporation and its subsidiaries and to approve specific compensation awards and benefits.
Executive Compensation Policies
The Committee’s policy is that executive officers of the Corporation, including the CEO and other Named Executives, should be compensated based on the market value of the jobs they perform, their levels of performance and the performance of the Corporation.
The Corporation’s executive compensation policies are designed to recognize and reward executive officers based upon individual and corporate performance. The Committee monitors levels of executive remuneration to ensure overall compensation reflects the Corporation’s objectives and philosophies and meets the Corporation’s desired relative compensation position. The key components comprising executive officer compensation are base salary and annual bonus (short-term incentives) and participation in an incentive stock option plan (long-term incentives).
The Committee approves salary ranges for executive officers of the Corporation based on competitive industry data for the markets in which the Corporation operates. In establishing base salaries and salary ranges, the objective of the Committee is to set target levels which, over time, will be competitive with market salaries. The Corporation’s compensation policy is to set target levels near or consistent with the median level in the group of comparable companies. Individual levels, which are set annually, may vary from this objective, depending upon individual performance levels. The CEO does not participate in discussions or reviews relating to her own compensation.
As noted above, the Corporation provides annual incentive compensation to executive officers, including the Named Executives, through the provision of incentive bonuses. Incentive bonuses are awarded annually, on a discretionary basis, to executive officers, based upon a review of Corporation and individual performance over the prior financial year relative to each executive officer’s area of responsibility.
The Committee determined that all bonuses awarded should be recognition based. In that regard, bonuses were approved for certain senior management personnel to recognize the efforts of Ms. Hibbard and Warren Bates, our Vice President, Exploration. In addition, to bring the salary in line with competitive salaries for similar positions an adjustment increase was approved for certain senior management for 2008.
The Corporation also has in place an incentive stock option plan. The incentive stock option plan was designed to encourage employees and executive officers to focus on the long-term interests of the Corporation and its Shareholders. The Corporation granted 450,000 options to the CEO, 65,000 options to the CFO and 250,000 options to Mr Bates under the incentive stock option plan during the financial year ended December 31, 2007.
CEO Compensation
The Committee’s policy is that the salary of the CEO should, be in line with competitive salaries for positions of similar responsibility at junior mining and exploration companies that are, like the Corporation, publicly held. In assessing compensation paid to the CEO, the Committee also reviews available industry data relating to such companies. At a meeting of the compensation committee held December 21, 2007, it was recommended that the CEO’s salary increase for the current year to $215,000 per year (an increase from $165,000) to bring her salary in line with competitive salaries for similar positions and in recognition of her contribution to the achievement of the Corporation’s goals. A bonus of $16,500 was given to the CEO in recognition of her efforts. Her total compensation package is at the median of comparable junior mining exploration companies.
Compensation Committee report presented by: Carl Nurmi, Philip Olson, and Gordon Slade.
Compensation of Directors
No cash compensation was paid to the Board members for 2007.
Management and Employment Contracts
Management functions of the Corporation were substantially performed by directors or senior officers of the Corporation and not, to any substantial degree, by any other person with whom the Corporation has contracted.
We have entered into an employment agreement with Ingrid Hibbard, as President and CEO effective as of January 1, 2006. The agreement is for an indefinite term and contains provisions for an annual salary of $120,000 (subject to annual review) as well as provisions pertaining to eligibility for annual discretionary bonuses and participation in the stock option plan. The agreement also contains a retiring allowance equal to salary for two years in the event of termination other than for cause or voluntary resignation. At the annual review held December 21, 2007, her annual salary was increased to $215,000. In addition, a company owned by the President and CEO was paid $48,000 for rent of the field office.
We have also entered into an employment agreement with Warren Bates, as Vice President, Exploration, effective as of June 25, 2007. The agreement is for an indefinite term and contains provisions for an annual salary of $185,000 (subject to annual review) as well as provisions pertaining to eligibility for annual discretionary bonuses and participation in the stock option plan. The agreement also provides for a lump sum payment equal to six months salary plus one month salary for every year employed with Pelangio in the event of termination other than for cause or voluntary resignation.
There is a verbal agreement that Ian Shaw, our CFO, be paid $3,000 per month for his services as CFO commencing January 1, 2006 and prior thereto he was paid $2,500 per month.
Other than as noted above or described herein, we have no written employment agreements between us or any of our subsidiaries and a Named Executive Officer.
Directors and Officers Indemnification and Insurance
There was no indemnification payable this financial year to our directors or officers.
We maintain liability insurance for our directors and officers in the aggregate amount of $5,000,000 subject to a $25,000 deductible loss payable by us. The premium, in the amount of $18,949 was paid by us for the period from June 30, 2007 to June 30, 2008.
Indebtedness of Directors and Officers
No existing or proposed director, executive officer or any employee of the Corporation are indebted to the Corporation, or any other entity where the indebtedness is the subject of a guarantee, support agreement, letter of credit or similar arrangement provided by us or any of our subsidiaries by our present and former executive officers, directors and employees.

PERFORMANCE GRAPH
Our Common Shares were listed on the Alberta Stock Exchange on April 21, 1998. On May 31, 2000, we were delisted from the Alberta Stock Exchange and listed on the Canadian Dealing Network with the subsequent migration to Tier 2 of the TSXV. Pelangio delisted from the TSXV on September 28, 2005 and listed on the TSX on September 28, 2005.
Assuming an initial investment of $100, the following graph illustrates the percentage change in the cumulative total shareholder return on the Common Shares relative to the cumulative total return on the S&P/TSX Composite Index from December 31, 2002, through to December 31, 2007, assuming reinvestment of dividends.

December 31	2002	2003	2004	2005	2006	2007
Common Shares	$100	$218	$227	$300	$500	$1236

S&P/TSX Composite Index	$100	$124	$140	$170	$195	$209

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Other than as set forth in this Information Circular, none of our directors or executive officers, nor any person who has held such a position since the beginning of our last completed financial year, nor any of our proposed nominee for election as a director of the Board, nor any of their respective associates or affiliates, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors and the appointment of auditors.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
Other than as disclosed herein, we are not aware of any material interest, direct or indirect, of any Shareholder who holds more than 10% of the voting rights attached to the Common Shares, any of our proposed nominees for election as a director of the Board, any other of our subsidiaries director or executive officer of the Corporation or subsidiary of the Corporation or any Shareholder who holds more than 10% of the voting rights attached to the Common Shares or any associate or affiliate of any of the foregoing, in any transaction which has been entered into since the commencement of our most recent completed financial year or in any proposed transaction which, in either case, has materially affected or will materially affect us or any of our subsidiaries. For information concerning our proposed plan of arrangement whereby we intend to transfer all of our assets, except for 19 million common shares of Detour Gold Corporation and $500,000, to Pelangio Exploration Inc., please see our management information circular dated March 19, 2008 and related press releases and material change reports, all available at www.sedar.com under our company name.
SHAREHOLDERS PROPOSALS
Pursuant to Section 136 of the ABCA, any notice of a Shareholder proposal intended to be raised at next year’s annual meeting of our Shareholders of the Corporation must be submitted to us at our registered office, to the attention of the Secretary, on or before March 29, 2009, to be considered for inclusion in the management proxy circular for the annual meeting of our Shareholders next year.
It is our position that Shareholder proposals need be recognized only if made in accordance with the foregoing procedure and the provisions of the ABCA.
ADDITIONAL INFORMATION
Financial information is provided in our audited comparative financial statements for fiscal year ended December 31, 2007, the report of our Auditors thereon, the related Management’s Discussion and Analysis and our Annual Report. These documents and other additional information relating to us are available at www.sedar.com under our name. Copies of such documents can also be obtained from our Secretary by contacting the Secretary at 440 Harrop Drive, 2nd Floor, Milton, Ontario, L9T 3H2 and will be provided to Shareholders free of charge.
OTHER MATTERS
The Management knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters which are not known to the Management shall properly come before the said Meeting, the form of proxy given pursuant to the solicitation by Management will be voted on such matters in accordance with the best judgment of the persons voting the proxy.
BOARD APPROVAL
The contents of this Information Circular have been approved and its mailing has been authorized by the directors of the Corporation.
DATED as of May 26, 2008.
/s/ Ingrid Hibbard
Ingrid Hibbard
President and Chief Executive Officer
Pelangio Mines Inc.

AA-1

APPENDIX A
Lead Director of the Board of Directors
Policy and Mandate
The Board of Directors have determined that, as there is no Chairman, the Board shall appoint a lead director (the “Lead Director”) who shall be an independent member of the Board of Directors to lead the Board to fulfill its duties effectively and independent of Management. The Lead Director shall hold such position until the Board determines otherwise, or until such Lead Director ceases to be an independent member of the Board of Directors of the Corporation.
The Lead Director shall:
1.	Provide Leadership to Enhance Board Effectiveness

•	The Lead Director shall be entitled to request materials, receive notice and attend all meetings of the Board and the Committees.

•	The Lead Director shall have primary responsibility for ensuring that the Board carries out its responsibilities effectively. This includes:
o	Ensuring that the responsibilities of the Board are well understood by both the Board and management and that the boundaries between the Board and management are clearly understood and respected;

o	Providing leadership to ensure that the Board works in an independent and cohesive fashion;

o	Ensuring that the Board has the requisite resources to support its work effectively;

o	Ensuring that a process is in place to regularly assess the effectiveness of the Board, the Committees and the contribution of individual directors to the effectiveness of the Board and the Committees; and

o	Ensuring that a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board.
2.	Managing the Board
•	The Lead Director shall be responsible for:
o	Consulting with the CEO in setting the agenda for Board meetings;

o	Ensuring Board leadership in times of crisis;

o	Where functions are delegated to Board Committees, ensuring that the functions are carried out as represented and that results are reported to the Board;

o	Chairing regular meetings of the independent Board members without management present and acting as a liaison between the independent directors and the CEO on sensitive issues; and

o	Chairing Board meetings.

AA-2

3.	Acting as Liaison between the Board and Management

•	The Lead Director shall work to ensure that the relationships between the Board and management are conducted in a professional and constructive manner; and

•	The Lead Director shall work with the CEO to ensure that the conduct at Board meetings provides adequate time for serious discussion of relevant issues and appropriate information is made available to the Board members on a timely basis.

AB-1

APPENDIX B
Description of Duties of the Chief Executive Officer
The Employee will report to the Board of Directors and provide dynamic leadership to the organization.
Key responsibilities for the CEO will include:
•	Working with the Board of Directors and the senior management team to formulate the strategic direction of the organization.

•	Developing and managing an effective organization structure.

•	Developing a strong team.

•	Communicating strong business leadership and vision to all employees.

•	Motivating, guiding and directing employees and contractors to fully contribute to business objectives.

•	Providing hands-on leadership in pursuing major corporate, property acquisitions and divestitures and corporate development opportunities.

•	Developing positive and productive relationships with key business relationships, suppliers and investors.

•	Actively promoting and contributing to developing the culture of the organization.

•	Ensuring the development and maintenance of financial and administrative systems and controls.

•	Arranging for financing as required and acting as a visible, highly credible representative to financial markets, including analysts and investment dealers.

•	Creating a positive profile of the organization in the business and community at large.

•	Effectively capitalizing on the market potential.

APPENDIX C
CHARTER
OF
THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF
PELANGIO MINES INC.
As Approved by the Board of
Directors on March 20, 2006

PELANGIO MINES INC.
(the “Company”)
COMPENSATION COMMITTEE
CHARTER
The Compensation Committee (the “Committee”) is a committee of the board of directors (the “Board”) of the Company. The role of the Committee is to: (i) establish a remuneration and benefits plan for directors, executives and other key employees; (ii) review the adequacy and form of compensation of directors and senior management; (iii) establish a plan of succession; (iv) undertake the performance evaluation of the CEO in consultation with the Chair; and (v) make recommendations to the Board.
Duties and Responsibilities
Human Resources
•	To review the corporate succession and development plans for the Company at the executive officer level.

•	To review and approve any hirings, transfers, promotions and severance or similar termination payments proposed to be made to any current or former member of senior management of the Company.

•	To review and monitor executive development programs and management assessment programs.

•	To prepare and issue the evaluations and reports required under the heading “Reports” below.

•	To review and monitor the overall employment environment of the Company.

•	To consider any such other human resources issues as it considers appropriate or as may be referred to it by the Board.
Compensation
•	In consultation with senior management, the Committee shall establish the Company’s general compensation philosophy, and oversee the development and implementation of compensation programs in order to support the Company’s overall business objectives, attract and retain key executives and provide appropriate compensation at a reasonable cost while enhancing shareholder value creation.

•	To review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation, subject to the approval of the Board. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the terms of CEO’s employment agreement, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

•	To review and approve any compensation and compensation programs applicable to the senior management of the Company. In undertaking such review the Committee will:

(a)	obtain compensation data concerning companies that would be regarded as comparable to the Corporation, and, to the extent possible, understand the basis upon which such comparable companies compensate senior management;

(b)	ensure that the CEO has a policy of meeting with senior management from time to time with a view to understanding personal needs, requirements and expectations and monitor the Company’s responsiveness to the concerns of senior management; and

(c)	document proceedings and decisions with a view to justifying, to the extent necessary, decisions that have been reached to shareholders and other key stakeholders.
•	To make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans, and discharge any responsibilities imposed on the Committee by any of these plans.

•	To exercise all of the powers of the Board with respect to the Stock Option Plans of the Company approved by the Board, including the authorization of stock option grants and the making of determinations and the exercise of discretion contemplated by the Plans.

•	To review and approve stock option grant guidelines proposed by management (taking into account the limits of Stock Option Plans requiring shareholder approval).

•	To specifically review and approve all stock options to be granted outside the general guidelines approved by the Committee.

•	To specifically review and approve any amendment to an existing stock option, subject to the obtaining of any required consents of applicable stock exchanges or securities regulatory authorities.

•	To recommend to the Board, from time to time, the remuneration to be paid by the Company to directors in light of time commitment, fees paid by comparable companies and responsibilities.

•	In consultation with management, to oversee regulatory compliance with respect to compensation matters and report on executive compensation as required by public disclosure requirements.

•	To keep abreast of current developments in executive compensation in companies engaged in similar industries.

•	Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.
Membership
•	The Committee shall consist solely of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and is otherwise “unrelated” or “independent” as required under applicable securities rules or applicable stock exchange rules.

•	Any member may be removed from office or replaced at any time by the Board and shall cease to be a member upon ceasing to be a director. Each member of the Committee shall hold office until the close of the next annual meeting of shareholders of the Company or until the member ceases to be a director, resigns or is replaced, whichever first occurs.

•	The members of the Committee shall be entitled to receive such remuneration for acting as members of the Committee as the Board may from time to time determine.
Procedures
•	The Board shall appoint one of the directors elected to the Committee as the Chair of the Committee (the “Chair”). In the absence of the appointed Chair from any meeting of the Committee, the members shall elect a Chair from those in attendance to act as Chair of the meeting.

•	The Chair will appoint a secretary (the “Secretary”) who will keep minutes of all meetings. The Secretary does not have to be a member of the Committee or a director and can be changed by simple notice from the Chair.

•	No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present or by resolution in writing signed by all the members of the Committee. A majority of the members of the Committee shall constitute a quorum, provided that if the number of members of the Committee is an even number, one-half of the number of members plus one shall constitute a quorum.

•	The Committee will meet as many times as is necessary to carry out its responsibilities. The Chair or any two members may call meetings.

•	The time and the place of the meetings of the Committee, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the bylaws of the Company or otherwise determined by resolution of the Board.

•	The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms (including termination) of special counsel, compensation consultants or other experts or consultants, as it deems appropriate.

•	The Committee shall have access to any and all books and records of the Company necessary for the execution of the Committee’s obligations and shall discuss with the CEO or the CFO such records and other matters considered appropriate.
Reports
•	The Committee shall produce the following reports and provide them to the Board:
(a)	An annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company’s annual proxy statement.

(b)	An annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation should also recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make this report.

(c)	A summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting.